SUBSIDIARIES



1.   Select Therapeutics (Canada), Inc., an Ontario, Canada corporation.


2. Cell Science Therapeutics, Inc., a Delaware corporation and 50%-owned subsidiary.

3.   CollaGene Diagnostics Inc., a Delaware corporation.